UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2017

PORTLAND GENERAL ELECTRIC COMPANY
(Exact name of registrant as specified in its charter)

Oregon	001-5532-99	93-0256820
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
121 SW Salmon Street, Portland, Oregon 97204
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (503) 464-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 1.01     Entry into a Material Definitive Agreement.

On August 2, 2017, Portland General Electric Company (PGE, or the Company) and certain institutional buyers (Buyers) in the private placement market entered into a Bond Purchase Agreement (Agreement) under which PGE would sell to the Buyers an aggregate principal amount of $225 million of PGE’s First Mortgage Bonds (Bonds) in two tranches. Both series of Bonds will bear interest from their issue date at an annual rate of 3.98%.

The first tranche of $75 million, with a maturity in 2048, was issued on August 2, 2017. The second tranche of $150 million, with a maturity in 2047, is expected to be issued and funded on or about November 21, 2017.

Pursuant to the Agreement, the Bonds are to be issued under PGE’s Indenture of Mortgage and Deed of Trust, dated July 1, 1945, between PGE and Wells Fargo Bank, National Association (as successor to HSBC Bank USA, National Association) in its capacity as trustee, as amended and supplemented to date, and from time to time (the Indenture), including a Seventy-third Supplemental Indenture dated August 1, 2017 and executed in connection with the issuance of the Bonds. Additional terms for the Bonds are set forth in the Seventy-third Supplemental Indenture.

The issuance of the second tranche of Bonds is subject to PGE meeting certain earnings coverage and security provisions set forth in the Indenture. The Company expects to have sufficient capacity under the Indenture to issue such Bonds on the estimated date referenced above.

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Seventy-third Supplemental Indenture dated August 1, 2017, between the Company and Wells Fargo Bank, National Association, as Trustee

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PORTLAND GENERAL ELECTRIC COMPANY
(Registrant)

Date:	August 3, 2017	By:	/s/ James F. Lobdell
James F. Lobdell
Senior Vice President of Finance, Chief Financial Officer and Treasurer